As filed with the Securities and Exchange Commission on June 11, 1997
                                                         Registration No. ______


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                                   -----------

                           NATURAL HEALTH TRENDS CORP.
             (Exact name of Registrant as specified in its charter)


                                     Florida

                                      8200

                                   59-2705336
                          (State or other jurisdiction
                               of incorporation or
                                  organization)
                          (Primary Standard Industrial
                           Classification Code Number)
                                (I.R.S. Employer
                               Identification No.)

                           NATURAL HEALTH TRENDS CORP.
                              2001 West Sample Road
                          Pompano Beach, Florida 33064
                                 (954) 969-9771
                      (Name, address and telephone number
               including area code of principal executive offices)



                                 NEAL R. HELLER
                           Natural Health Trends Corp.
                              2001 West Sample Road
                          Pompano Beach, Florida 33064
                                 (954) 969-9771
  (Name, address and telephone number including area code of agent for service)
                               -------------------
                                   Copies to:
                              MARTIN C. LICHT, ESQ.
                              LANE & MITTENDORF LLP
                                 320 Park Avenue
                            New York, New York 10022
                                 (212) 508-3200

            Approximate Date of Commencement of Proposed Sale to the
           Public: From time to time after this Registration Statement becomes effective.
                                 --------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.|X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                                       CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                                                                     Amount of
         Title of Each Class of             Amount to be     Offering Price Per Aggregate offering  Registration
      Securities to be Registered            Registered           Security            Price             Fee
---------------------------------------------------------------------------------------------------------------
                                        -----------------------------------------------------------------------
Common Stock, par value (1) $.001 per share        1,681,482            $1.0625          1,786,575      541.39

Total Registration Fee(2)...............                                                                541.39
---------------------------------------------------------------------------------------------------------------


(1) Includes the registration for resale of such presently indeterminate number of shares of Common Stock issuable upon (i)conversion of $1,000,000 of the Company's 6% Convertible Debentures (the "Debentures") or as accrued interest thereon, issued in a private placement in April 1997 and (ii) 200,000 shares of Common Stock underlying warrants (the "Warrants") to purchase up to 200,000 shares of Common Stock issued in connection with the sale of the Debentures in April 1997. Estimated solely for purposes of calculating the registration fee in connection with this Registration Statement and assumes that all of the Debentures and the accrued interest thereon, are converted into shares of Common Stock based on a price of $.675 per share of Common Stock (the average closing bid price of the Common Stock for the five trading days ending on June 9, 1997) and using a discount rate of 25%. Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may be issued pursuant to the anti-dilution provisions of the Warrants.

(2) The offering price per share is estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee and is based upon the average of the bid and asked prices of the Common Stock of the Company reported on the NASDAQ SmallCap Market on June 9, 1997 (which date is within five business days prior to the date of the filing of this Registration Statement).

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

(Subject to Completion)
Dated June 9, 1997
                           NATURAL HEALTH TRENDS CORP.
                        1,681,482 Shares of Common Stock*

        All of the shares of Common Stock, $ .001 par value (the "Common Stock"), of Natural Health Trends Corp., a Florida corporation (the "Company"), offered hereby (the "Shares") are being offered by certain selling security holders (the "Selling Stockholders") as more fully described herein. Pursuant to a registration rights agreement, the Company has agreed to bear all expenses (other than underwriting discounts and selling commissions of any underwriters, brokers, dealers or agents retained by the Selling Stockholders) in connection with the registration and sale of the Shares being offered by the Selling Stockholders. In addition, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company will receive none of the proceeds from any sale of the Shares by or for the account of the Selling Stockholders. See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION."

        The Shares may be sold from time to time by the Selling Stockholders. Such sales may be made on The NASDAQ SmallCap Market ("NASDAQ"), in negotiated transactions or otherwise at prices and at terms then prevailing; at prices related to the then current market price; or at negotiated prices. The Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

        The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        The Common Stock is traded on NASDAQ under the symbol "NHTC." On June 9, 1997, the closing bid price per share, as reported by NASDAQ was $1.00.

        *The shares of Common Stock offered hereby include the resale of such presently indeterminate number of shares of Common Stock as shall be issued in respect of all shares of Common Stock issuable upon (i) conversion of $1,000,000 of the Company's 6% convertible debentures (the "Debentures"), and the accrued interest thereon, issued in a private placement in April 1997 and (ii) 200,000 shares of Common Stock underlying the Warrants to purchase up to 200,000 shares of Common Stock issued in connection with the sale of the Debentures in April 1997. The number of shares of Common Stock indicated to be issuable in connection with such transactions and offered for resale hereby is an estimate determined in accordance with a formula based on the market prices of the Common Stock, as described in this Prospectus, and is subject to adjustment and could be materially less or more than such estimated amount depending upon factors which cannot be predicated by Company at this time. If, however, the Debentures in the principal amount of $1,000,000 and the accrued interest thereon were converted on June 10, 1997, the Company would be obligated to issue a total of approximately 1,481,482 shares of Common Stock. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock or as to the number of shares of Common Stock into which Debentures will be converted. See "RISK FACTORS - Effect of Conversion of Debentures."

     THIS OFFERING INVOLVES SUBSTANTIAL INVESTMENT RISKS, AND SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGE 6.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        The date of this Prospectus is _________________, 1997.

                              AVAILABLE INFORMATION

        A Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act, relating to the securities offered hereby has been filed by the Company with the Securities and Exchange Commission (the
"Commission"), Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain financial and other information relating to the Company is contained in the documents indicated below under "Incorporation of Certain Documents by Reference" which are not presented herein or delivered herewith. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as exhibits to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge or may be obtained from the Commission upon the payment of certain fees prescribed by the Commission at the public reference facilities maintained by the Commission in Washington, D.C. at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York at 7 World Trade Center , 13th Floor, New York, New York 10048 and in Chicago at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning the Company may be inspected or copied at the public reference facilities at the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices in New York, 7 World Trade Center, 13th Floor, New York, New York 10048, and in Chicago, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such documents can be obtained at the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or by reference to the Company on the Commission's Worldwide Web page (http:www.sec.gov).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.

        2.     The Company's Current Report on Form 8-K dated January 7, 1997.

        3.     The Company's Current Report on Form 8-K dated January 31, 1997.

        4.     The Company's Current Report on Form 8-K dated February 19, 1997.

        5. The Company's Quarterly Report on Form 10-QSB for the period ended March 31, 1997.

        6. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on June 20, 1995, pursuant to Section 12(g) of the Exchange Act.

        All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the Registration Statement containing this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such documents should be directed to: National Health Trends Corp. 2001 West Sample Road, Pompano Beach, Florida 33064.

                                   The Company

        The Company develops and operates businesses to promote human wellness. Doing business as the Florida Institute, the Company owns and operates three vocational schools as a junior college in Oviedo, Pompano Beach and Miami, Florida (individually, the "Oviedo School," the "Pompano Beach School" and the "Miami School" and collectively the "Schools") that offer training and preparation for licensing in therapeutic massage and for registration in holistic skin care. Through its wholly owned subsidiary, Health Wellness Nationwide Corp. ("HWNC"), the Company owns two natural health care centers, one in Boca Raton, Florida and the other in Pompano Beach, Florida (the "Natural Health Care Centers"), both of which provide multi-disciplinary complementary health care in the areas of alternative and nutritional medicine.

        The Schools seek to fulfill the educational needs of adults seeking augmented career skills or whose educational needs have not been met in traditional educational environments. These individuals are primarily high school graduates and underemployed adults seeking specific career skills and training. As of December 31, 1996, 650 students were enrolled in the Schools. The Schools are licensed under Florida law and approved by the United States Department of Education (the "USDOE") to provide financial aid to qualified applicants. For the year ended December 31, 1996, the Schools derived approximately 61% of their revenues from financial aid provided under Federal or state assistance programs.

        The Company plans to expand its business operations by increasing the enrollment of the Schools, opening additional Natural Health Care Centers, as well as acquiring, developing and marketing proprietary lines of health care products. However, there can be no assurance that the Company will be able to successfully expand its operations.

        On March 19, 1997, the Company, GHA Holdings, Inc. ("Holdings"), a wholly-owned subsidiary of the Company, and Global Health Alternatives, Inc. ("Global") entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement"). The Reorganization Agreement provides for the purchase by Holdings of substantially all of the assets of Global in exchange for 5,800,000 shares of the Company's Common Stock. Global is a company which acquires, develops and markets health care products. In addition, additional shares are issuable based upon the earnings of Global following the consummation of the acquisition. The closing of the transactions contemplated by the Reorganization Agreement are contingent upon the happening of certain conditions. There can be no assurance that the Company will consummate such acquisition.

        The Company was incorporated under the name Florida Institute of Massage Therapy, Inc. in Florida in December 1988 and changed its name to Natural Health Trends Corp. in June 1993. The Company's principal offices are located at 2001 West Sample Road, Pompano Beach, Florida 33064 and its telephone number is (954) 969-9771.

                                  RISK FACTORS

        AN INVESTMENT IN THE COMPANY INVOLVES SUBSTANTIAL INVESTMENT RISKS AND SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN THE LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING AN INVESTMENT IN THE COMPANY AND ITS BUSINESS PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AMONG OTHERS.


Historical Losses

        For the three months ended March 31, 1997 and 1996, the Company had an unaudited net loss of $677,340 (on revenues of $2,073,833) and $88,354 (on revenues of $1,781,238), respectively. The Company had a net loss of $889,539 (on revenues of $7,218,841) for the year ended December 31, 1996. For the year ended December 31, 1995, the Company had a net loss of $1,838,548 (on revenues of $3,941,259). There is no assurance that the Company can generate net income, increase revenues or successfully expand its operations in the future. The Company is subject to all of the problems, expenses, delays and other risks inherent in a business with a relatively short history of operations and in a business seeking to expand its operations, including the Company's lack of experience in connection with operating a business offering products and services to the public and the establishment of new businesses in undeveloped and evolving industries. Therefore, the Company cannot predict with certainty the success or failure of its future operations.

Dependence Upon Proposed Expansion Program

        The Company's expansion plans are based upon the Company's acquisition of Global and additional alternative health care product companies, the acquisition of additional alternative heath care clinics and increasing student enrollment at the Schools.

        The Company through its acquisition of Global and the acquisition of additional alternative health care product companies, of which there can be no assurance, intends to develop and market a proprietary line of alternative health care products. The Company's growth will be dependent, in part, upon the development of an alternative health care product line which will be dependent upon a number of factors, including: (i) the Company's ability to identify and acquire suitable alternative health care product companies; (ii) achieving market acceptance of the Company's products; (iii) regulatory constraints; (iv) the ability of the Company to market and produce the alternative health care products on a cost-effective basis; and (v) whether anticipated performance levels of new alternative health care products will be achieved.

        The Company owns and operates two Natural Health Care Centers and plans to acquire others. The Company's success in increasing revenues from its Natural Health Care Centers will depend upon a number of factors, including: (i) the Company's ability to identify and acquire suitable alternative health care practices, the availability of suitable markets, and the Company's ability to obtain good locations within those markets; (ii) whether new Natural Health Care Centers will be opened in accordance with the Company's plans; (iii) regulatory constraints; (iv) the ability of the Company to operate the Natural Health Care Centers effectively; and (v) whether anticipated performance levels at new Natural Health Care Centers will be achieved. Any significant delay in the opening of new Natural Health Care Centers or the failure of new Natural Health Care Centers to achieve anticipated performance levels could adversely affect the Company. In pursuing its expansion strategy, the Company intends to expand its presence into new geographic markets. In entering a new geographic market, the Company will be required to comply with laws and regulations of jurisdictions that differ from those applicable to the Company's current operations, as well as face competitors with greater knowledge of such markets than the Company. There can be no assurance that the Company will be able to effectively establish a presence in any new market.

        The success of the Company's plans to increase revenue from the Schools will be dependent upon the ability of the Schools to enroll students, as well as, the ability of the Schools' students to qualify for financial aid, the ability of the Schools to maintain its accreditation and to comply with government regulations, the development of additional programs of study and the transferability of credits from the Schools to four year colleges and universities. There can be no assurance that the Company will be able to maintain or increase the enrollment of the Schools and increase revenue.

        Many of the factors required for the various new operations to succeed will be beyond the Company's control. These include, but are not limited to, the effectiveness of the Company's marketing efforts in the sale of the Company's products, in attracting students for the Schools and clients for the alternative health care practices.

        The Company's growth depends to a significant degree on its ability to carry out its proposed expansion program, including identifying and acquiring acquisition candidates. There can be no assurance that the Company will be able to hire, train and integrate employees, and adapt its management, information and other operating systems, to the extent necessary to grow in a profitable manner. In addition, the costs associated with the Company's planned expansion may be significantly greater than anticipated and may have a materially adverse impact upon the Company's results and prospects. In the event that the Company's plans for expansion are not successful, there could be a materially adverse effect on the Company's business.

Uncertainty of Market Acceptance

        The Company's expansion plans are based on offering alternative health care products and services. The Company does not believe that the market for products and services related to alternative health care, subject to certain limited exceptions, is either well-developed or has an established history. Management believes that, as is typical in an undeveloped industry, demand and market acceptance for the services and products that the Company intends to market will be subject to a high level of uncertainty. The Company does not intend to conduct any formal marketing or other concept feasibility studies to predict the commercial viability of its concepts. The Company has limited financial, personnel and other resources to undertake marketing activities. The Company's success will be dependent on, among other things, its ability to identify and acquire potential acquisition candidates in connection with the Company's
Natural Health Care Centers and products business; to maintain the necessary licenses and accreditation to operate as a degree-granting junior college; to achieve a sufficient level of enrollment in the Schools; and to qualify for, receive and maintain any licenses necessary to operate, and to obtain a sufficient level of acceptance of the services of the Natural Health Care Centers. In light of the relatively undeveloped markets for the Company's services and products and the lack of significant funds for marketing, there can be no assurance that substantial markets will develop and, if so, whether the Company can exploit them profitably.

Need for Additional Financing

        The Company will require additional financing to pursue its expansion plans. If the Company secures such financing, there can be no assurance that such financing will be sufficient. If the Company's revenues are not adequate to fund its operations, or to enable the Company to implement its present plans for expansion, then the Company will have to seek further financing. In addition, the Company intends to seek to acquire and open additional Natural Health Care Centers and acquire additional alternative health care product companies, of which there can be no assurance. As it is likely that revenues from the Company's operations at such time will not be sufficient, the Company will be required to raise additional capital to make such acquisitions and finance the operations of such new businesses. Such additional financing may be in the form of indebtedness from institutional lenders or other third parties or as equity financing. There can be no assurance that such financing will be available and, if so, on acceptable terms. Any such financing may result in significant dilution to the Company's shareholders or cause the Company to become overly leveraged.

Competition

        The Schools compete with (i) regional vocational schools and national vocational schools which offer occupational training programs in massage therapy, holistic skin care and in related and unrelated fields, (ii) two and four year universities and colleges, and (iii) on-the-job training offered by private and government employers. Many current and future competitors have greater financial, recruiting and job placement resources than the Company, have longer operating histories and are more established than the Company, and have more extensive facilities and more personnel than the Company has now or will have in the foreseeable future.

        The Company's Natural Health Care Centers compete and will compete with doctors, hospitals and medical clinics offering traditional forms of health care and other practicing therapists offering traditional forms of health care, as well as with other providers of holistic forms of health care and health maintenance. Many of these competitors will have established practices and greater financial resources than the Company. In addition, the services offered by the Company's competitors may be covered by medical insurance or other third party reimbursement.

        The sales of vitamin, minerals and other alternative health care related products which the Company intends to offer are highly competitive, and the Company expects competitive pressures to continue in the future. In the vitamin and mineral supplement line, the Company will compete on a regional basis directly with specialty health retailers and also with mass merchandisers such as drug stores and supermarkets. Many of the Company's competitors are larger and have greater resources than the Company. The Company's future performance will be subject to a number of factors beyond its control, including any future economic downturns and any cyclical variations in the retail market for vitamin, mineral and other alternative health care related products, as well as the publication of positive or negative product safety and efficacy studies by the U.S. Department of Health and Human Services and other health and medical authorities.

Government Regulation of Alternative Health Care Products

        The processing, formulation, packaging, labeling and advertising of the Company's alternative health care products will be subject to regulation by one or more federal agencies, including the Food and Drug Administration (the "FDA"), the Federal Trade Commission (the "FTC"), the Consumer Product Safety Commission and the United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities. The FDA, in particular, regulates the advertising, labeling and sales of vitamin and mineral supplements if the FDA believes they are unapproved drugs or food additives rather than food supplements. Compliance with the rules and regulations of such agencies is complex and entails continued diligence.

        The Company cannot determine what effect additional legislation, rule-making, or other governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. They could, however, require the reformulation of certain products to meet new standards, require the recall or discontinuance of certain products not capable of reformation, or impose additional recordkeeping, expanded documentation of the properties of certain products, expanded or different labeling, and scientific substantiation. Any or all of such requirements could adversely affect the Company's operations and its financial condition.

Regulation of Natural Health Care Centers

        The specialists whose services are offered at the Natural Health Care Centers and other proposed Natural Health Care Centers, such as acupuncturists, chiropractors, physicians, nutritionists, skin care professionals and estheticians, are subject to ongoing professional licensing requirements. The failure of such persons to practice in accordance with professional licensing requirements could have a material adverse effect on the Company.

        Moreover, the Natural Health Care Centers may be subject to scrutiny by state or federal health care enforcement officials. Although the Company believes its Natural Health Care Centers do not violate applicable federal or state health care regulatory requirements, there can be no assurance that health care enforcement officials will not take a contrary view. Investigations or prosecutions by such enforcement officials could have a material adverse effect on the Company, even if the operation of the Company's Natural Health Care Centers were subsequently determined lawful.

Reliance on Alternative Health Care Practitioners

        The Company's revenue is dependent, in part, on revenue generated by the Natural Health Care Centers which are operated on a daily basis by alternative health care practitioners. There can be no assurance that any such Health Care Center will result in a successful practice. The profitability of the Natural Health Care Centers will be dependent on the abilities of the alternative health care practitioners to operate the clinics effectively.

Health Care Reform

        Although  Congress  failed  to pass  comprehensive  health  care  reform legislation in 1996, the Company anticipates that Congress and state legislatures will continue to review and assess health care delivery and payment systems and may in the future propose and adopt legislation effecting fundamental changes in the health care delivery system, which may affect the Company's Natural Health Care Centers. Also, Congress is expected to consider major reductions in the rate of increase of Medicare and Medicaid spending as part of efforts to balance the budget of the United States. The Company cannot predict the ultimate timing, scope or effect of any legislation concerning health care reform, including legislation affecting the Medicare and Medicaid programs. Any proposed federal legislation, if adopted, could result in significant changes in the availability, delivery, pricing and payment for health care services and products. Various state agencies also have undertaken or are considering significant health care reform initiatives. Although it is not possible to predict whether any health care reform legislation will be adopted or, if adopted, the exact manner and the extent to which the Company will be affected, it is likely that the Company will be affected in some fashion, and there can be no assurance that any health care reform legislation, if and when adopted, will not have a material adverse effect on the Company.

State Laws Regarding Prohibition of Corporate Practice of Medicine

        The Company's Natural Health Care Centers are wholly-owned by the Company. Corporations such as the Company are not permitted under certain state laws to practice medicine or exercise control over the medical judgments or decisions of practitioners. Corporate practice of medicine laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The Company believes that it performs only non-medical services, does not represent to the public or its clients that it offers medical services, but instead offers non-medical alternative health care services. Expansion of the operations of the Company to certain jurisdictions may require structural and organizational modifications of the Company's form of relationship with alternative health care practitioners in order to comply with corporate practice of medicine laws, which could have an adverse effect on the Company. Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the Company's structure will not be challenged as constituting the unlicensed practice of medicine. If such a challenge were made successfully in any state, the Company could be subject to civil and criminal penalties under such state's law. Such results could have a material adverse effect upon the Company.

Lack of Third Party Reimbursable Insurance Coverage

    The Company anticipates that medical insurance coverage and other third party reimbursement will not be available for most of the services offered by the Company's Natural Health Care Centers and to the extent that such services are covered, coverage may be limited. The lack of medical insurance coverage or other third party reimbursement for all of the services performed at the Natural Health Care Centers may affect the ability to attract and retain patients.

Ability to Increase Enrollment at the Schools

        In January  1997,  the  Company  was  granted a license  to operate  its
Schools as a degree-granting junior college. However, the success of the Company's plans to operate the Schools as a degree-granting junior college will be dependent upon, among other things, the ability of the Schools to enroll students, the development of additional programs of study and the transferability of credits from the Schools to four year colleges and universities.

        The transferability of credits from one educational institution to another, absent an articulation agreement between the two schools, is generally at the discretion of the receiving institution. The factors that receiving institutions typically consider include, but are not limited to, the similarity of accrediting commissions, the licensing status of the two institutions and the similarity of program content, curriculum and textbooks. In addition, many institutions enter into articulation agreements which establish specific guidelines for the transfer of credits from one institution to another. However, these agreements are not required by law, and the content may vary dramatically depending on whether the institution is a public, private, academic or vocational/technical school. Absent articulation agreements between the two schools, consideration for the acceptance of transfer of credits is more subjective than the transfer of credits between otherwise similar public or private institutions. There can be no assurance that credits from the Schools' courses will be transferable. If the ability of the Schools' students to transfer credits to four year colleges and universities is limited, then the Schools' ability to recruit new students may be impaired.

Dependence on Accreditation and Student Financial Aid Programs

    The Company and its Schools must comply with a variety of Federal and state regulations in order for eligible students to qualify for government financial aid for tuition and related expenses. These include requirements that the Schools offer a mandated minimum tuition refund to students who leave the Schools before completing their programs of study and that the percentage of students enrolled without a high school or general equivalency diploma be below specified levels. In addition, under U.S. Department of Education ("USDOE") regulations, educational institutions with annual student loan default rates in excess of 25% (30% prior to 1994) for three consecutive years may lose their eligibility for student loans. The Schools' student loan default rates for 1993 and 1994 were determined to be 10% and 9.9%, respectively. The default rates for 1995 and 1996 will not be available from the USDOE until the third quarters of 1997 and 1998, respectively. Moreover, under Federal regulations, a student drop-out rate in excess of 33% may impair an institution's ability to administer financial aid programs and is one factor in determining whether to deny an institution's certification to participate in Federal student aid programs. A student drop-out rate exceeding 33%, however, is not alone sufficient to disqualify an institution from such participation, but must be viewed in conjunction with other factors such as loss of state licensing, loss of accreditation, poor periodic reviews or high student loan default rates. The Schools' dropout rate in 1996 was approximately 12%. The Schools may also be deemed ineligible to participate in financial aid programs if the USDOE determines that 85% or more of the Schools' operating revenue is derived from Title IV financial aid programs (the "85-15 Rule"). According to the Company's preliminary calculations, the Schools derived approximately 66% of their revenues for 1995 from Title IV Federal financial aid programs. The official determination of the Company's compliance for the year ended December 31, 1995 with the 85-15 Rule will likely be made in the second quarter of 1997. There can be no assurance that the Schools will be able to meet the standards set by USDOE regulations or otherwise remain eligible to participate in Federal financial aid programs.

        Federal regulations require the accreditation of a school by a private commission recognized by the USDOE. The accreditation commission, in turn, sets additional standards relating to curricula, teacher qualifications and other matters. When a school wishes to participate in student aid programs, the school applies for accreditation from an accrediting body and a designation from the USDOE that it is an approved educational institution where eligible students may participate in government-sponsored student financial aid programs. The Company's Schools are accredited by the Accrediting Commission of the Career Schools and Colleges of Technology and the Schools' Therapeutic Massage Training Program is accredited by the Commission on Massage Training Approval/Accreditation of the American Massage Therapy Association. There can be no assurance that the Company's Schools will be able to maintain their accreditation.

        The loss of accreditation would result in the loss of the Company's ability to offer Federal financial aid under Title IV of the Higher Education Act of 1965, as amended ("Title IV") (Federal Pell Grants and/or Federal Family Educational Loan Programs), and would severely restrict the Company's ability to attract substantial numbers of students. During the year ended December 31, 1996 the Company' Schools depended on government funding under

Federal student financial aid programs for approximately 61% of its revenues, respectively. Numerous Federal projects, including Title IV financial aid programs, that provide funds for student loans and grants, are currently under scrutiny by the U.S. Congress. There can be no assurance that these Federal programs, or other state programs, will not be reduced or eliminated. The loss of accreditation or a reduction of Federal student financial aid programs would have a material adverse effect on the Company.

Possible Loss of Student Financial Aid, License and Accreditation in the Event of a Change of Control of the Company

        Under current USDOE regulations, a change in control of the Schools could result in a temporary or a permanent loss of Federal financial aid funds to the Schools' students. In addition, under the regulations of the State Board of Independent Postsecondary, Vocational, Technical, Trade and Business Schools of the Florida Department of Education (the "Florida State Board") a change of ownership resulting in a change of control may result in the termination of the Schools' licenses. The Schools will also require the approval of the Schools' accrediting commission upon a change of control. Pursuant to the USDOE regulations, a determination of a change of control would involve a review of which persons or entities have the power to direct or cause the direction of management and policies of the Schools. Under the Florida State Board's regulations, a change of control constitutes a change in the authority to establish or modify school policies, standards and procedures or the authority to make the effective decisions regarding the implementation or enforcement of school policies, standards and procedures. In such event, the prior approval of the Florida State Board is required. Under the rules of the Schools' accrediting commission, a change of control occurs when a person or a corporation obtains authority to control the actions of the institution, including a change of control which occurs as a result of a transfer in voting interest. The Company believes, although there can be no assurance, that as a result of the issuance of Common Stock in connection with the acquisition of Global Health Alternatives, Inc., that there has not been or would be a change of control that would result in a loss of its eligibility for Federal financial aid funds, a review of its licenses, or the requirement of prior approval by its accrediting commission. Should the percentage ownership of the Company's Common Stock by the Company's present shareholders, officers and directors decrease further through the issuance of additional shares of Common Stock, the issue of whether there was a change of control, if raised by the USDOE, the Florida State Board or the accrediting commission, would be determined pursuant to the standards set forth above, on the basis of the facts then existing, including the percentage ownership of the present shareholders, officers and directors, as compared with the holdings of others and other factors relating to the actual control of the Company. Should there be a determination that a change of control had occurred by the USDOE, the Florida State Board or the Schools' accrediting commission and there was disruption or termination of the availability of Federal financial aid to the Schools' students or a termination or interruption of the licenses or accreditation of the Schools, there would be a material adverse effect on the Company, its business and its prospects.

Dependence on State Licensing of the Schools

        The Company is dependent on state licensing from the Florida State Board to operate its Schools and to recruit students. Extensive and complex regulations govern these matters. Moreover, many other states require post-secondary educational institutions operated with private investment capital to post surety bonds as a precondition to licensing. Although the Company is not required to post surety bonds with state regulatory authorities at this time, there is no assurance that the Company will not be required to do so in the future. Moreover, if certain financial tests recently adopted by the California legislature and similar regulations adopted or proposed by other state regulators are adopted in Florida, or if the Company expands into jurisdictions in which such regulations are in effect, the Company may be unable to satisfy the applicable requirements. The Company might be unable to operate its Schools or otherwise be materially and adversely affected if it is unable to comply with current or future rules and regulations.

        The present state licenses for the Company's Schools in Miami, Pompano Beach and Oviedo expire on September 30, 1997, March 31, 1998 and November 30, 1997, respectively, and are subject to renewal at such times. The license for the Miami School and the Oviedo School must be renewed on an annual basis. The license for the Pompano Beach School must be renewed on a biennial basis since it has been licensed and in good standing for more than five years. There can be no assurance that the Florida State Board will renew the licenses of each of the Schools. The failure of the Florida State Board to renew each of the Schools' licenses would have a material adverse effect on the Company.

Potential Liability; Insurance

        The operation of the Natural Health Care Centers and the offering of alternative health care products exposes the Company to the possibility of personal injury, products or other liability claims. The Company maintains a general liability insurance policy which is subject to a $1,000,000 per occurrence limit with a $2,000,000 aggregate limit. The Company also maintains a professional liability insurance policy which is subject to a $1,000,000 per occurrence limit with a $3,000,000 aggregate limit. The Company carries
$1,000,000 of malpractice insurance with respect to the Natural Health Care Centers. The Company anticipates procuring additional insurance in connection with the Company's proposed expansion plans. There can be no assurance, however, that the Company's insurance will be sufficient to cover potential claims or that an adequate level of coverage will be available in the future at reasonable cost, if at all. A successful claim against the Company which exceeds, or is not covered by, its insurance policies could have a material adverse effect on the Company. In addition, the Company may be required to expend significant resources and energy in defending against any claims.

Dependence on Key Personnel

        The Company believes that its success depends to a significant extent on the efforts and abilities of Neal R. Heller, President and a director of the Company, and on Elizabeth S. Heller, Secretary, Treasurer and a director of the Company. Mr. and Mrs. Heller have each entered into employment agreements with the Company that expire in December 1997. The success of the Company's Natural Health Care Centers depends upon Kaye Lenzi, their administrator, and other alternative care practitioners. The loss or curtailment of the services of any of such employees would have a materially adverse effect on the Company. The ability of the Company to realize its business strategy might be jeopardized if any of such individuals becomes incapable of fulfilling his or her obligations to the Company and a qualified successor is not found promptly. The Company's success also depends upon its ability to attract and retain qualified personnel, including both instructors and practitioners of other holistic health care services. While the Company believes there are numerous qualified holistic health care practitioners currently available, competition for such personnel may increase. If the Company acquires existing Natural Health Care Centers to be operated, the Company will be dependent on the key employees of such clinics.

Risk of Foreclosure of Mortgaged Property

        The Company's property in Pompano Beach, Florida, (the "Pompano Property") is encumbered by mortgages securing repayment of loans. In the event that the Company defaults on its obligations under such mortgage loans, the mortgagee could foreclose on the mortgages encumbering the Pompano Property. A foreclosure of the mortgage loans on the Pompano Property would have a material adverse effect on the Company.

Indemnification of Officers and Directors

        The Articles of Incorporation of the Company provide that the Company shall indemnify to the fullest extent permitted by Florida law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. In addition, the Articles of Incorporation provide for the elimination, to the extent permitted by Florida law, of personal liability of directors to the Company and its shareholders for monetary damages for breach of fiduciary duty as directors. The foregoing may reduce the likelihood of derivative litigation against directors and officers of the Company and may discourage or deter shareholders or management from suing directors or officers for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its shareholders.

Control by Current Shareholders, Officers and Directors

        The current officers and directors of the Company beneficially own an aggregate of approximately 41% of the Company's Common Stock and are in a position to influence the election of the Company's directors and otherwise essentially control the outcome of all matters requiring shareholder approval including election of the Company's directors.

No Dividends

        The Company has not paid any cash dividends on its Common Stock to date and does not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, future financing arrangements, if any, may preclude or otherwise restrict the payment of dividends.

Shares Eligible for Future Sale

        Of the 12,811,261 shares of Common Stock currently outstanding 6,156,802 are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may only be sold pursuant to a registration statement filed under the Securities Act or in compliance with Rule 144 or another exemption from the registration requirements of the Securities Act. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ or a stock exchange, the average weekly trading volume during the four calendar weeks immediately preceding the sale. A person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above.

        In addition, 666,666 shares of Common Stock are reserved for issuance upon the exercise of options which have been granted or may be granted under the Company's 1994 Stock Option Plan and 6,143,344 shares of Common Stock are issuable upon the exercise of outstanding options, warrants and conversion rights excluding the Convertible Series A Preferred Stock with a face amount of $2,200,000. To the extent that options are exercised, dilution to the interests of the Company's shareholders may occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding options or warrants can be expected to exercise them, to the extent they are able to, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the options or warrants.

Limited Prior Public Market; Potential Volatility of Stock Price

        The Company's Common Stock has been traded on NASDAQ since June 21, 1995. There can be no assurance that an active public market will continue for the Common Stock, or that the market price for the Common Stock will not decline below its current price. Such price may be influenced by many factors, including, but not limited to, investor perception of the Company and its industry and general economic and market conditions. The trading price of the Common Stock could be subject to wide fluctuations in response to announcements of business developments by the Company or its competitors, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of the Common Stock.

Possible Delisting of Common Stock for NASDAQ; Possible Adverse Effect on Trading Market

        The Common Stock is quoted on the NASDAQ SmallCap Market. There are a number of continuing requirements that must be met in order for the Common Stock to remain eligible for quotation on NASDAQ. In order to continue to be quoted on NASDAQ, a company must maintain $2 million in total assets, a $200,000 market value of the public float and $1 million in total capital and surplus. In addition, continued quotation requires two marketmakers and a minimum bid price of $1.00 per share; provided, however, that if a company falls below such a minimum bid, it will remain eligible for continued quotation on NASDAQ if the market value of the public float is at least $1 million and the company has $2 million in capital and surplus. The failure to meet these maintenance criteria in the future could result in the delisting of the Company's Common Stock from NASDAQ. In such event, trading, if any, in the Common Stock may then continue to be conducted in the non-NASDAQ over-the-counter market. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In November 1996, NASDAQ approved changes to its quantitative and qualitative standards for issuers listing on NASDAQ, subject to public comment and approval by the Commission. Among the proposed changes are the elimination of the alternative test for issuers failing to meet the minimum bid price of $1.00, an increase in the quantitative standards for both the NASDAQ National Market and the NASDAQ SmallCap Market, and the corporate governance requirements applicable to the NASDAQ National Market would be applicable to the NASDAQ SmallCap Market.

        In addition, if the Common Stock were delisted from trading on NASDAQ and the trading price of the Common Stock were less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in penny stocks, which could reduce the liquidity of the shares of Common Stock and thereby have a material adverse effect on the trading market for the securities.

Anti-Takeover Effect of Issuance of Preferred Stock

        The Company's Articles of Incorporation authorizes the issuance of 1,500,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividends, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the relative voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

Risks Associated with Forward-Looking Statements

        This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations, including plans and objectives relating to the development of Natural Health Care Centers, the operation of the Schools and the acquisition of companies that offer alternative health care products. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based on a successful execution of the Company's expansion strategy and assumptions that Company's operations will be profitable, that the alternative health care industry will not change materially or adversely, and that there will be no unanticipated material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, particularly in view of the Company's early stage operations in various new businesses, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Effect Of Conversion Of The Debentures

        The exact number of shares of Common Stock issuable upon conversion of the Debentures offered hereby will vary inversely with the market price of the Common Stock. The holders of Common Stock may be materially diluted by conversion of the Debentures depending on the future market price of the Common Stock. The Debentures are convertible into Common Stock based upon the average of the closing bid price on NASDAQ for the five days preceding notice of conversion, discounted by 25%. On June 9, 1997, the five day average of the closing bid price of the Common Stock on NASDAQ was $.90 per share. If such price were used to determine the number of shares of Common Stock issuable upon conversion of the Debentures including interest thereon, the Company would issue a total of approximately 1,481,482 shares of Common Stock, if all of the Debentures were converted on such date. To the extent the average closing bid price is lower or higher than $.90 on any date on which the Debentures are converted, the Company would issue more or fewer shares of Common Stock than reflected in such estimate, and such difference could be material.

                                 USE OF PROCEEDS

        Since this Prospectus relates to the offering of Shares by the Selling Stockholders, the Company will not receive any proceeds from the sale of the Shares offered hereby. See "SELLING STOCKHOLDERS."

                              SELLING STOCKHOLDERS

        The following table sets forth the name and the number of shares of Common Stock beneficially owned by each Selling Stockholder as of June 9, 1997, the number of the shares to be offered by each Selling Stockholder pursuant to this Prospectus and the number of shares to be beneficially owned by each Selling Stockholder after the offering if all of the shares offered hereby by such Selling Stockholder are sold as described herein. Except as noted below, the Selling Stockholders have not held any position or office with, been employed by, or otherwise had a material relationship with, the Company, other than as stockholders of the Company subsequent to their respective acquisition of shares of Common Stock. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "PLAN OF DISTRIBUTION."

        Certain Shares being offered hereby by the Selling Stockholders may be acquired, from time to time, upon (i) conversion of $1,000,000 of the Debentures and the accrued interest thereon issued in a private placement in April 1997 and
(ii) 200,000 shares of Common Stock underlying the Warrants to purchase up to 200,000 shares of Common Stock issued in connection with the sale of the Debentures in April 1997. Once the Commission has declared effective the Registration Statement of which this Prospectus forms a part, the Debentures are convertible into Common Stock at a conversion price equal to 75% of the average closing bid price of the Common Stock as reported on the NASDAQ for the five consecutive trading days immediately preceding the date of conversion. Pursuant to the terms of the Debentures, no holder can convert any portion of such holder's Debentures if such conversion would increase such holder's beneficial ownership of the Common Stock (other than shares so owned through ownership of the Debentures) to in excess of 4.9%.

        In recognition of the fact that Selling Stockholders may wish to be legally permitted to sell their Shares when they deem appropriate, the Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on NASDAQ or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Stockholders.

        The Company has agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the Shares, including, but not limited to, all expenses and fees of preparing, filing and printing the Registration Statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The Company will not pay selling commissions and expenses associated with any such sales by the Selling Stockholders. The
Company has agreed to indemnify the Selling Stockholders against civil liabilities including liabilities under the Securities Act.

        Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their securities. The information in the table concerning the Selling Stockholders who may offer Shares hereunder from time to time is based on information provided to the Company by such securityholders, except for the assumed conversion price of the Debentures into shares of Common Stock, which is based solely on the assumptions discussed or referenced in footnote (1) to the table. Information concerning such Selling Stockholders may change from time to time and any changes of which the Company is advised will be set forth in a Prospectus Supplement to the extent required. See "PLAN OF DISTRIBUTION."

                            Number of Shares of     Number of Shares     Number of Shares
Name of Selling             Common Stock            of Common Stock      Beneficially Owned
Stockholder                 Beneficially Owned      Offered Hereby       After Offering

The Endeavor Capital        1,481,482(1)(2)         1,481,482                       0
Fund S.A.
Windward Island Ltd.          100,000(3)              100,000                       0
J.W. Charles Securities,      100,000(3)              100,000                       0
Inc.
    Total                   1,681,482               1,681,482                       0



(1) Such beneficial ownership represents the aggregate of (a) the number of shares of Common Stock beneficially owned by each such person and (b) an estimate of the number of the shares of Common Stock issuable upon the conversion of Debentures beneficially owned by such person, assuming an average closing bid price for the five trading days preceding June 9, 1997, the price which would be utilized if the Debentures were converted on June 10, 1997. The actual number of shares of Common Stock offered hereby is subject to adjustment based on the market price of the Common Stock and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time. This presentation is not intended to constitute a prediction as to the future market price of Common Stock. The number of shares of Common Stock beneficially owned prior to the offering assumes conversion of all of the Debentures described in this footnote (1). See "RISK FACTORS -- Effect On Conversion Debentures" and "DESCRIPTION OF SECURITIES."

(2) Represents the estimate of the number of shares of Common Stock issuable upon conversion of the Debentures beneficially owned by such person as described in Footnote (1) above.

(3) Represents the number shares of Common Stock issuable upon the exercise of the Warrants.

        The Selling Stockholders are offering the Shares for their own account, and not for the account of the Company. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.


                              PLAN OF DISTRIBUTION

        The Shares may be sold from time to time by the Selling Stockholders. Such sales may be made through ordinary brokerage transactions, the over-the-counter market, or otherwise at prices and at terms then prevailing, at prices related to the then current market price or at negotiated prices. The Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker as principal and resale by such broker or dealer for its account, (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In addition, any Shares that qualify for sale pursuant to Rule 144 may be sole under Rule 144 rather than pursuant to this Prospectus.

        The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by such broker-dealer, agent or underwriter and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Shares offered by this Prospectus may simultaneously engage in market making activities with respect to the Common Stock during any applicable "Cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Stockholders.

    The Company has agreed to indemnify the Selling Stockholders against liabilities incurred by the Selling Stockholders by reason of misstatements or omissions to state material facts in connection with the statements made in this Prospectus and the Registration Statement of which it forms a part. The Selling Stockholders, in turn, have agreed to indemnify the Company against liabilities incurred by the Company by reason of misstatements or omissions to state material facts in connection with statements made in the Registration Statement and prospectus based on information furnished in writing by the Selling Stockholders. To the extent that such section of the Registration Rights Agreement may purport to provide exculpation from possible liabilities arising under the Federal securities laws, it is the opinion of the Commission that such indemnification is contrary to public policy and unenforceable.


                            DESCRIPTION OF SECURITIES

General

        The total authorized capital stock of the Company is 40,000,000 shares of Common Stock, $.001 par value per share, and 1,500,000 shares of Preferred Stock, $.001 par value per share. As of March 31, 1997, the Company had 12,811,261 shares of Common Stock issued and outstanding, which were held by approximately 1,000 shareholders, and an aggregate of 6,143,344 shares of Common Stock issuable upon exercise of outstanding options, warrants and conversion rights, excluding the shares of Common Stock issuable upon the conversion of the Debentures and the Series A Preferred Stock.


Common Stock

        Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the shareholders. Since the holders of Common Stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the directors of the Company then being elected and holders of the remaining shares by themselves cannot elect any directors. The holders of Common Stock do not have preemptive rights or rights to convert their Common Stock into other securities. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities subject to any superior claims of any shares of Preferred Stock hereafter issued. See "- Preferred Stock." All shares of Common Stock outstanding and to be outstanding upon completion of the Offering are and will be fully paid and nonassessable.

Preferred Stock

        The Company is authorized by its Articles of Incorporation to issue a maximum of 1,500,000 shares of preferred stock, in one or more series and containing such rights, privileges and limitations, including voting rights, dividend rates, conversion privileges, redemption rights and terms, redemption prices and liquidation preferences, as the Board of Directors of the Company may, from time to time, determine. Except for the 2,200 shares of Series A Preferred Stock, no shares of Preferred Stock have ever been issued.

        The issuance of shares of preferred stock pursuant to the Board's authority could decrease the amount of earnings and assets available for distribution to holders of Common Stock, and otherwise adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company. The Company is not required by current Florida Law to seek shareholder approval prior to any issuance of authorized but unissued stock and the Board of Directors does not currently intend to seek shareholder approval prior to any issuance of authorized but unissued shares of preferred stock or Common Stock, unless otherwise required by law.

Series A Preferred Stock

        The Company has 2,200 shares of Series A Preferred Stock outstanding with a face amount of $2,200,000. The shares of Series A Preferred Stock were issued to five investors in a private placement in June 1997.

        For a full description of the relative rights, preferences, privileges and restrictions, including among other things, dividend rights, conversion rights, liquidation preferences and terms of redemption, reference is made to the articles of amendment of articles of incorporation, filed in the office of the Secretary of State of Florida, a copy of which is available from the Company upon request.

    Conversion

    Commencing on August 4, 1997 and provided that there is an effective registration statement covering the resale of the shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock, each share of Series A Preferred Stock is convertible into shares of Common Stock at a conversion price equal to 80% (the "Applicable Percentage") of the average closing bid price of the Common Stock as reported by NASDAQ, during the five trading days immediately preceding the date notice of conversion is given to the Company. In the event that a registration statement covering the resale of the shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock is not effective by August 4, 1997, then the Applicable Percentage is reduced to 75% and the holder of each share of Series A Preferred Stock is entitled to a payment of 2.5% per month until a registration statement is effective, payable in cash or shares of Common Stock at the option of the holder.

Shares of Series A Preferred Stock are converted automatically into shares of Common Stock on June 4, 2000.

    Except in the case of the automatic conversion of the shares of Series A Preferred Stock, the holder can convert any portion of such holder's shares of Series A Preferred Stock if such conversion would not increase such holder's beneficial ownership of Common Stock (other than shares of Common Stock owned through ownership of the Series A Preferred Stock) to in excess of 4.9%.


Redemption

  The Company has the right through January 31, 1998, in its discretion, to redeem any or all of the shares of Series A Preferred Stock on a pro rata basis from time to time upon not less than two business days prior written notice at a price of $1,250 per share through august 4, 1997 and at a price of $1,300 per share from August 5, 1997 through January 31, 1998.

    Ranking

    The Series A Preferred Stock ranks, with respect to dividend rights and with respect to rights of liquidation, dissolution and winding up, senior to the Common Stock.

    Dividends

    8% of the face amount of $1,000 per share of Series A Preferred Stock, payable upon the conversion of the shares in Common Stock or cash. If dividends are paid in shares of Common Stock, the number of shares of Common Stock payable as dividends will be determined by dividing the amount of the accrued dividends by the applicable conversion price.

    Liquidation

    In the event of any liquidation, dissolution or winding up of the Company, then out of the assets of the Company before any distribution or payment to the holders of Common Stock, the holders of the Series A Preferred Stock will be entitled to be paid $10,000 per share. In the event of any liquidation, dissolution or winding up of the Company, the Company by resolution of the Board of Directors will, to the extent of any legally available funds therefor, declare a dividend payable only in cash on the Series A Preferred Stock, in an amount equal to the accrued and unpaid dividends, calculated at the dividend rate on the Series A Preferred Stock up to and including the date of such liquidation, dissolution or winding up and, if accrued, an amount payable in cash only equal to any remaining accrued and unpaid dividends, calculated at the dividend rate, will be added to the amount to be received by the holders of the Series A Preferred Stock upon such liquidation, dissolution or winding up.

    Voting Rights

    Shares of Series A Preferred Stock have no voting rights.


Debentures

        The Debentures are in the principal amount of $1,000,000, bear interest at the rate of 6% per annum and mature on March 31, 2000.

        The Debentures are convertible into shares of Common Stock commencing on the earlier of July 3, 1997 with respect to $500,000 of principal amount and August 3, 1997 with respect to $500,000 of the principal amount or the effective date of the registration statement covering the resale of the shares of Common Stock issuable upon the conversion of the Debentures. The Debentures are convertible into shares of Common Stock at a conversion price equal to the lesser of $1.4375 or 75% of the average closing bid price of the Common Stock as reported by NASDAQ, during the five trading days immediately preceding the date notice of conversion is given to the Company.

        The Company has the right to redeem the Debentures for a redemption price equal to 125% of the principal amount of the Debentures. In the event that the resale of the shares of Common Stock issuable upon the conversion of the Debentures is not registered by July 3, 1997, then the Company shall pay to holder 3% of the principal amount of the Debentures for each month thereafter until the effective date of the registration statement covering the resale of the shares of Common Stock.

    The holder of the Debentures shall not be entitled to convert any portion of the Debentures to the extent that after such conversion, the number of shares of Common Stock (other than shares of Common Stock owned through ownership of the Debentures which may be deemed to be beneficially owned by the holder would be in excess of 4.9%.

Warrants

    The shares of Common Stock offered hereby include up to 200,000 shares of Common Stock issuable upon the exercise of the Warrants issued in April 1997 in connection with the sale of the Debentures. The Warrants are exercisable at a price of $2.4375 with respect to 100,000 shares of Common Stock and at a price of $3.25 per share with respect 100,000 shares of Common Stock. The Warrants expire on April 3, 2002. The exercise price of Warrants and the number of shares of Common Stock issuable upon exercise are subject to adjustments to protect against dilution in the event of stock dividends, stock splits combinations, subdivisions or reclassifications.


                                  LEGAL MATTERS

        Certain legal matters with respect to the issuance of the securities offered hereby will be passed upon for the Company by Lane & Mittendorf LLP, 320 Park Avenue, New York, New York 10022. Martin C. Licht, Esq. a member of Lane & Mittendorf LLP, counsel to the Company, owns 50,000 shares of Common Stock and options to purchase 209,000 shares of Common Stock and is a member of the Board of Directors of the Company.

                                     EXPERTS

        The financial statements of the Company incorporated herein by reference to the Company's Annual Report on Form 10-KSB have been audited by Feldman Radin & Co., P.C., independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


No dealer, salesperson or any other person is authorized to give any information or to make any representations in connection with this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of the Prospectus. ---------------------

                                TABLE OF CONTENTS

                                                                       Page
Available Information ............................................
Incorporation of Certain Documents by Reference ..................
The Company ......................................................
Risk Factors .....................................................
Use of Proceeds ..................................................
Selling Stockholders .............................................
Plan of Distribution .............................................
Description of Securities ........................................
Legal Matters ....................................................
Experts ..........................................................


        Until , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the securities, whether or not participating in the distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.





================================================================================
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses which will be paid by the Company in connection with the shares of Common Stock being registered. With the exception of the registration fee, all amounts shown are estimates.

        Registration fee..............................................$     477
        Printing expenses.............................................$   2,500
        Legal fees and expenses (other than Blue Sky).................$  18,000
        Accounting fees and expenses..................................$   2,500
        Miscellaneous expenses........................................$   2,000
               Total  ................................................$  25,477



Item 15.  Indemnification of Officers and Directors.

        Section 607.0850 of the Florida Business Corporation Act (the "FBCA") permits, in general, a Florida corporation to indemnify any person who was or is a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding including the estimated expenses of litigating the proceeding to conclusion and the expenses, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 607.0850(6) of the FBCA permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 607.0850 of the FBCA provides that the indemnification and advancement of expense provisions contained in the FBCA shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

        The Company's Certificate of Incorporation provides, in general, that the Company shall indemnify, to the fullest extent permitted by Section 607.0850 of the FBCA, any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in, or covered by, said section. The Certificate of Incorporation also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and as to acts in another capacity while holding such office.

        In accordance with that provision of the Certificate of Incorporation, the Company shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, or other enterprise in any capacity at the Company's request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred as a result of such action or proceeding. Indemnification would not be available if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

        The Registration Rights Agreement contains, among other things, provisions whereby the Selling Stockholders agree to indemnify the Company, each officer and director of the Company who has signed the Registration Statement, and each person who controls the Company within the meaning of Section 15 of the Securities Act, against any losses, liabilities, claims or damages arising out of alleged untrue statements or alleged omissions of material facts with respect to information furnished to the Company by the Selling Stockholders for use in the Registration Statement or Prospectus. See Item 17, "UNDERTAKINGS."

Item 16.  Exhibit Index.

Number                                                    Description of Exhibit

2.1 Agreement and Plan of Reorganization dated as of March 19, 1997 among the Company, GHA Holdings, Inc. and Global Health Alternatives, Inc.+

4.1                         Specimen Certificate of the Company's Common Stock.*

4.2                                                    Form of Class A Warrant.*

4.3                                                    Form of Class B Warrant.*

4.4        Form of Warrant  Agreement between the Company and  Continental Stock
                                                      Transfer & Trust Company.*

4.5                                             Form of Underwriter's Warrants.*

4.6                                                     1994 Stock Option Plan.*

4.7                                                          Form of Debenture.+

5.1                                  Opinion of Counsel of Lane & Mittendorf LLP

23.1                                        Consent of Feldman Radin & Co., P.C.

23.2                  Consent of Lane & Mittendorf LLP (included in Exhibit 5.1)


* Previously filed with Registration Statement No. 33-91184 (and incorporated herein by reference).

** Previously filed with the Company's Form 10-KSB for the year ended December 31, 1996 (and incorporated herein by reference).

+ Previously field with the Company's Form 10-QSB for the three months ended March 31, 1997 (and incorporated herein by reference).

Item 17.  Undertakings.

        1.     The undersigned, Company, hereby undertakes:

               (a) To file, during any period in which the Company offers or sells securities, a post-effective amendment(s) to this registration statement:

                      (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (2) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                      (3) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (1)(a)(1) and 1(a)(2) do not apply if the information required or to be included in a post effective amendment by these paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

               (b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and


               (c) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        3. That, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicaable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new regisstration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Broward, State of Florida, on June 10, 1997.

                           NATURAL HEALTH TRENDS CORP.


                              By:/s/ Neal R. Heller
                              Neal R. Heller, President
                              and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints NEAL R. HELLER and/or ELIZABETH S. HELLER his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature            Title                                      Date


/s/Neal R. Heller            President, Chief Executive          June 10, 1997
Neal R. Heller               Officer and Director
                             (Principal Executive Officer,
                              Principal Financial Officer and
                              Principal Accounting Officer)

/s/Elizabeth S. Heller       Secretary, Treasurer                June 10, 1997
Elizabeth S. Heller          and Director

/s/ Martin C. Licht          Director                            June 10, 1997
Martin C. Licht

/s/ Arthur Keiser            Director                            June 10, 1997
Arthur Keiser